Exhibit 99.1

TUESDAY MORNING CORPORATION FILES CHAPTER 11 TO PURSUE FINANCIAL AND OPERATIONAL REORGANIZATION

Immense Impact of COVID-19 Forced Prolonged Closure of Entire Store Portfolio, Creating an Insurmountable Financial Hurdle

Company Voluntarily Files for Protection under Chapter 11 to Reduce Outstanding Liabilities, Access Significant Capital and Realign Store and Distribution Footprint; Plans to Emerge Early Fall 2020

Company Secures Commitment for $100 Million Debtor-in-Possession (DIP) Financing to Support Continuity of Operations During Proceedings

Over 80% of Stores Have Re-Opened to Date; Additional Locations Will Continue to Open as State and Local Mandates Allow

Company Has Delivered Positive Comparable Store Sales at Re-Opened Stores; Over 7,300 Associates Have Returned to Work

DALLAS, May 27, 2020 – Tuesday Morning Corporation (NASDAQ: TUES) today announced it will pursue financial and operational reorganization designed to allow the Company to reduce its outstanding liabilities and strengthen its overall financial position. These actions are in response to the immense strain the COVID-19 pandemic and related store closures have put on the business.

To pursue this reorganization, Tuesday Morning filed voluntary petitions for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas – Dallas Division. Ultimately, this process will provide Tuesday Morning with an opportunity to continue navigating the COVID-19 pandemic and emerge as a stronger company by early fall 2020.

To enable the Company to continue operations during the reorganization process, the Company has obtained a commitment from its existing lender group to provide $100 million of debtor-in-possession (DIP) financing. As required by the DIP agreement, the Company is required to obtain a commitment for up to $25 million of additional financing, which the Company is negotiating.

Following the closure of the entire store portfolio as a result of COVID-19, Tuesday Morning has re-opened over 80% of its existing store footprint to date and expects to continue store re-openings and bringing associates back to work over the coming weeks.

Steve Becker, Chief Executive Officer, stated, “The prolonged and unexpected closures of our stores in response to COVID-19 has had severe consequences on our business. Prior to the pandemic, we were gaining momentum in our merchant organization, growing our vendor base and improving brands, assortment and value for our customers, while investing in our technology and corporate leadership team. However, the complete halt of store operations for two months put the Company in a financial position that can be effectively addressed only through a reorganization in Chapter 11.”

Mr. Becker continued, “We plan to emerge from Chapter 11 in a stronger position as a leading home goods off-price retailer, providing unmatched value to our customers. The commitment from our lenders to provide access to significant capital demonstrates faith in our value-driven business model and iconic brand. Looking ahead, we’ve been encouraged by very positive performance of the business as we continue to re-open our doors and welcome back our dedicated customers.”

Realignment of Store & Distribution Footprint

The Company expects the reorganization process to enable the Company to realign its store footprint. Following a thorough and comprehensive store-by-store analysis with the help of its financial and restructuring advisors, the Company expects to close approximately 230 of its 687 stores to focus on high-performing locations and will do this with a phased approach. The store closure process will take place over the summer. The Company has requested bankruptcy court approval to close at least 132 locations in a first phase and, eventually, the Company’s distribution center in Phoenix that supports these stores. These stores were identified as underperforming or are situated in areas where too many locations are in close proximity.

Tuesday Morning plans to attempt to renegotiate a significant number of leases during this process. Of the remaining 555 stores, the Company plans to exit approximately 100 additional locations leaving a go-forward footprint of approximately 450 stores.

This realignment will allow Tuesday Morning to improve its product offering by focusing on the highest performing stores in its most productive markets, provide greater value to customers by sending the best deals to a smaller number of stores, and enhance the overall profitability and credit worthiness of the Company with resources directed at its most profitable stores.

COVID-19 Update

The Chapter 11 process is not expected to impact the Company’s ability to re-open stores closed due to COVID-19 and it will continue to do so in accordance with state and local mandates where the Company operates.

Since Tuesday Morning began re-opening its stores on April 24, 2020, comparable store sales for the reopened stores have been approximately 10% higher than sales during the same period in fiscal 2019, and over 7,300 associates have returned to work.

The Company’s highest priority continues to be the health and safety of its customers and employees. Tuesday Morning has put in place a number of safety measures at each newly re-opened location, including the implementation of enhanced cleaning protocols and social distancing at all times. Additionally, employees have completed training on safety procedures and are required to wear masks.

Additional Information

Court filings and other documents related to the court-supervised process are available at https://dm.epiq11.com/TuesdayMorning, or by calling the Company’s claims agent, Epiq Corporate Restructuring LLC, at (855) 917-3492 (or +1 (503) 520-4429 for international calls) or by sending an email to TuesdayMorningInfo@epiqglobal.com.

Haynes and Boone, LLP is serving as legal advisor, Miller Buckfire, a Stifel company, is serving as financial advisor, and AlixPartners, LLP is serving as restructuring advisor to Tuesday Morning.

About Tuesday Morning

Tuesday Morning Corporation (NASDAQ: TUES) is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 687 stores in 39 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which are based on management’s current expectations, estimates and projections.  Forward looking statements also include statements regarding the Company’s plans with respect to the Chapter 11 proceedings, the Company’s plan to continue its operations while it works to complete the its proposed reorganization, the Company’s proposed debtor-in-possession financing, the Company’s plans to reopen stores, the Company’s plans for store closures and lease renegotiations, and other statements regarding the Company’s proposed reorganization, strategy, future operations, performance and prospects.  These forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the expectations expressed in the Company’s forward-looking statements.  These risks, uncertainties and events also include, but are not limited to, the following: the Company’s ability to obtain timely approval of the Bankruptcy Court with respect to motions filed in the Chapter 11 proceedings; objections to the DIP financing or other pleadings filed that could protract the Chapter 11 proceedings; the Bankruptcy Court’s rulings in the Chapter 11 proceedings, including the approvals of the terms and conditions of the DIP financing, and the outcome of the Chapter 11 proceedings generally; the Company’s ability to comply with the restrictions imposed by the terms and conditions of the DIP financing, including the Company’s ability to obtain additional financing secured by the Company’s real estate and the Company’s ability to obtain a timely sale of all of its assets or approval of a plan of reorganization; the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 proceedings; the Company’s ability to continue to operate their business during the pendency of the Chapter 11 proceedings; employee attrition and the Company’s ability to retain senior management and other key personnel due to the distractions and uncertainties; the effectiveness of the overall restructuring activities pursuant to the Chapter 11 proceedings and any additional strategies the Company may employ to address its liquidity and capital resources; the actions and decisions of creditors and other third parties that have an interest in the Chapter 11 proceedings; risks associated with third parties seeking and obtaining authority to terminate or shorten the Company’s exclusivity period to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 proceeding to a Chapter 7 proceeding; increased legal and other professional costs necessary to execute the Company’s restructuring; the Company’s ability to maintain relationships with suppliers, customers, employees and other third parties and regulatory authorities as a result of the Chapter 11 proceedings; the trading price and volatility of the Company’s common stock and the effects of the expected delisting from The Nasdaq Stock Market; litigation and other risks inherent in a bankruptcy process; the effects and length of the novel coronavirus pandemic; and the other factors listed in the Company’s filings with the Securities and Exchange Commission.  Except as may be required by law, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

Media Contacts

Allison McLarty

Edelman

646-270-6797

Ted McHugh

Edelman

212-819-4875

TuesdayMorning@edelman.com